UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C., 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date Of Report (Date Of Earliest Event Reported):  04/12/2005

DIGITAL LIFESTYLES GROUP, INC
(Exact Name of Registrant as Specified in its Charter)

Commission File Number:  000-27828

DE	13-3779546
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

1001 S. Capital of Texas Hwy., Building I, Suite 200, Austin, TX 78746
(Address of Principal Executive Offices, Including Zip Code)

512-617-8282
(Registrant’s Telephone Number, Including Area Code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act(17CFR240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act(17CFR240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17CFR240.13e-4(c))

Items to be Included in this Report

Item 2.04.    Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement

Reference is made to the disclosure provided in response to Item 7.01 of this Form 8-K regarding the liquidation of certain assets to repay our secured creditor, Laurus Master Fund, Ltd., which disclosure is incorporated herein by this reference.

Item 7.01.    Regulation FD Disclosure

Recently, Digital Lifestyles Group, Inc. has considered various options available to us to allow us to continue operations. We have begun implementing a recapitalization plan designed to reduce debt and operating expenses, and to position the company to raise needed capital to implement our business plan related to the hip-e line of products and services. Currently, we have tangible assets with an estimated realizable liquidation value of between $1.0 million and $2.0 million. Virtually all of those assets are pledged to our secured lender, Laurus Master Fund, Ltd. We currently owe Laurus approximately $2.5 million. We also have approximately $9.5 million in unsecured debt, virtually all of which is past due.

The first element of the recapitalization plan is to liquidate available assets to repay Laurus. Laurus has agreed to provide us with a minimal amount of capital on a weekly basis to allow us to assist it in maximizing the value of its collateral by liquidating, in an orderly fashion, the assets related to the discontinued Northgate product line. Those assets include remaining Northgate inventory, fixed assets and certain intangible assets. All proceeds from these sales will be used to pay down our secured debt with Laurus.

We have significantly reduced our headcount and operating expenses to the minimal requirements for ongoing operations. Included in the reduced operating expenses are minimal or no salaries for management personnel.

Additionally, we are contacting unsecured creditors who hold the vast majority of our unsecured debt in an effort to greatly reduce those liabilities. We are offering those unsecured creditors an option of receiving equity for their debt, a reduced cash payout ($.05 per dollar of debt), or a combination of equity and reduced payout. That offer is limited to unsecured creditors who are accredited investors (as defined in Securities and Exchange Commission Rule 501(a) of Regulation D promulgated under the Securities Act of 1933, as amended). We are requesting that unsecured creditors who are not accredited investors accept five cents for each dollar of outstanding unsecured debt. In all cases, this exchange and reduced payout would occur only in the event that we successfully obtain additional equity financing. By reducing both secured and unsecured debt, we would be able to significantly reduce the amount of financing we need to operate for the next 12 months.

We are currently in discussions with Circuit City and our primary contract manufacturer to reschedule the fulfillment of the recently announced order of hip-e products by Circuit City to June 1, 2005.

Finally, we are still seeking permanent financing that will allow us to implement our business plan related to the hip-e line of products and services. We believe that the actions outlined above would give us a better opportunity to obtain the needed financing. We do not currently have any agreements relating to such a financing and cannot assure you that such a financing will occur, even if we can implement the other elements of our recapitalization plan. If we are unsuccessful in implementing any part of our recapitalization plan, much of which is outside of our control, we will likely have to cease operations and liquidate remaining assets, if any.

Signature(s)

Pursuant to the Requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the Undersigned hereunto duly authorized.

DIGITAL LIFESTYLES GROUP, INC

Date: April 12, 2005.	By:	/s/ J. William Wilson
J. William Wilson
Vice President and General Counsel